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[CAPITAL ONE LOGO]

                       Capital One Financial Corporation
                       2980 Fairview Park Drive
                       Suite 1400
                       Falls Church, VA 22042-4525


For Immediate Release:                               Contact:    Paul Paquin
September 23, 1997                                               (703) 205-1039
                                                                 Sam Wang
                                                                 (703) 205-1180

                  CAPITAL ONE EARNINGS TO EXCEED EXPECTATIONS

FALLS CHURCH, Va., (September 23, 1997) - Capital One Financial Corporation (NYSE: COF) today announced that it expects earnings for the third quarter of 1997 and the year ending December 31, 1997, to exceed analysts' expectations. The Company now expects to report earnings for the full year of approximately $2.65 per share, or 15 percent higher than 1996 earnings. This is above the 5-10 percent increase indicated by the Company earlier this year. The Company also announced that it has reaffirmed its 20 percent earnings growth target for 1998.

         At a meeting with analysts this evening, Richard D. Fairbank, Capital One's Chairman and CEO, said that "the improved earnings outlook is due to the continued success of our more recent product generations as well as an overall improving credit quality outlook."

         The Company cautioned, however, that its current expectations for 1997 and l998 earnings are forward-looking statements and actual results could differ materially from current expectations due to a number of factors, including the number of delinquent accounts and the dollar amount of charge-offs actually experienced by the Company's credit card portfolio in the remainder of 1997 and in 1998.

         Headquartered in Falls Church, Virginia, Capital One Financial Corporation (www.capitalone.com) is a holding company whose principal subsidiaries, Capital One Bank and Capital One, F.S.B., offer financial products and services to consumers. Capital One's subsidiaries collectively had 10 million customers as of July 31, 1997, and are among the largest providers of MasterCard and Visa credit cards in the United States.

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